SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2005

Public Service Company of Colorado

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

001-3280	84-0296600
(Commission File Number)	(IRS Employer Identification No.)

1225 17th St., Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Fuel Supply and Costs

Public Service Company of Colorado (PSCo) recently notified the United States Department of Energy (DOE) of reduced inventories of coal at its electric generating stations.  Delivery of coal from the Powder River Basin region in Wyoming has been disrupted by train derailments and other operational problems purportedly caused by deteriorated rail track beds of approximately 100 miles in length in Wyoming. The BNSF Railway Co. (BNSF) and the Union Pacific Railroad (UPRR) jointly own the rail line.  The BNSF operates and maintains the rail line.  The Powder River Basin is a primary source of coal used by PSCo.  Reduced deliveries of coal have reduced the inventories of coal at PSCo electric generating stations.

BNSF and UPRR have indicated that repair and reconstruction of the deteriorated sections of rail track beds may take the balance of the year.  While BNSF and UPRR have been begun to repair the rail beds, they are working with Xcel Energy to identify options in the interim to increase the rate of coal deliveries.  Additionally, Xcel Energy has been analyzing the potential magnitude, likelihood and effects of reduced coal deliveries to PSCo’s generating stations and developing an interim plan to conserve coal.  The interim plan includes modifying the dispatch of its coal-fired electric generating stations to conserve existing coal supplies until coal deliveries return to normal levels. PSCo has increased power purchases from third parties and, where practicable, has increased the use of natural gas for electric generation to replace the coal-fired electric generation.  Also, PSCo has been in contact with its wholesale customers to identify options to reduce sales levels if necessary.  Based upon these cooperative efforts, including improvements in scheduling and operating practices, PSCo is optimistic that it may be able to substantially reduce its use of natural gas to replace coal-fired generation later this summer.

The cost of purchased power and natural gas for electric generation is higher than that for coal-fired electric generation, and the use of these sources to replace coal-fired electric generation will increase the price of electricity for retail and wholesale customers.

PSCo has discussed this situation with the staff of the regulatory commission in Colorado.

PSCo is subject to several retail adjustment clauses that recover fuel, purchased energy and resource costs.  The Electric Commodity Adjustment (ECA) is an incentive adjustment mechanism that compares actual fuel and purchased energy expenses in a calendar year to a benchmark formula.  The ECA provides for an $11.25 million cap on any cost sharing over or under an allowed ECA formula rate.  Any cost in excess of the $11.25 million cap is completely recovered from customers, while any savings in excess of the $11.25 million cap is completely refunded to customers.  PSCo is reviewing whether application of the ECA is appropriate for the increased fuel and purchased energy costs resulting from the disruptions in deliveries of coal to its electric generating stations.  Subject to the terms of the ECA, PSCo anticipates it will recover the increased fuel and purchased energy costs greater than the cap from its customers.

While PSCo believes that it should be allowed to recover these higher costs, if all or a significant portion of these higher costs are not recovered or there is a significant lag in recovery, this could have a significant impact on the 2005 financial results of PSCo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Public Service Company of Colorado (a Colorado Corporation)

/s/ GARY R. JOHNSON
Gary R. Johnson
Vice President and General Counsel
July 14, 2005